Exhibit 5.2

Our ref    SMC/743138-000002/67972799v3

TH International Limited

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

TH International Limited

We have acted as counsel as to Cayman Islands law to TH International Limited (the "Company") in connection with the registration statement on Form F-4, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Act") (including its exhibits, the "Registration Statement") for the purposes of, registering with the Commission under the Act, the issue of (i) up to 43,125,000 ordinary shares of the Company (the "Exchange Shares"); and (ii) up to 26,150,000 ordinary shares of the Company issuable upon the exercise of warrants, with each warrant entitling the holder to purchase one ordinary share (the "Warrant Shares" and together with the Exchange Shares, the "Shares"), pursuant to the merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of August 13, 2021, by and among the Company, by and among Silver Crest Acquisition Corporation, the Company, and Miami Swan Ltd (the "Merger Agreement"). This opinion is given pursuant to Item 21(a) of Form F-4 promulgated under the United States Securities Act of 1933, as amended and Items 601(b)(5) and (b)(23) of Regulation S-K promulgated by the United States Securities and Exchange Commission.

1       Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The Certificate of Incorporation dated 25 April 2018 and the Amended and Restated Memorandum and Articles of Association of the Company as registered or adopted on [*] 2022 (the "Memorandum and Articles").

1.2	The written resolutions of the board of directors of the Company dated 13 August 2021 (the "Resolutions") and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	The written resolutions of the shareholders of the Company dated 13 August 2021 (the "Shareholder Resolutions").

1.4	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the "Certificate of Good Standing").

1.5	A certificate from a director of the Company a copy of which is attached to this opinion letter (the "Director's Certificate").

1.6	The Merger Agreement.

1.7	The Registration Statement.

2       Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

2.3	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for or purchase any of the Shares.

2.4	There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Merger Agreement or the Registration Statement.

2.5	No monies paid to or for the account of any party under the Merger Agreement or the Registration Statement or any property received or disposed of by any party to the Merger Agreement or the Registration Statement in each case in connection with the Merger Agreement or the Registration Statement or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.6	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the State of New York.

2.7	The Company will receive money or money's worth in consideration for the issue of the Shares, and none of the Shares were or will be issued for less than par value.

2.8	The Shares that will be issued pursuant to the Registration Statement will be duly registered, and will continue to be registered, in the Company’s register of members (shareholders).

3       Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The:

(a)	Exchange Shares to be issued by the Company in exchange Silver Crest Class A Share pursuant to the Merger Agreement; and

(b)	Warrant Shares to be issued by the Company the Silver Crest warrantholders against receipt of the exercise price therefor pursuant to the terms of the Merger Agreement, in accordance with and in the manner described in the Registration Statement;

have been authorised and when such Shares are issued by the Company in accordance with the Memorandum and Articles and upon payment in full being made therefor as contemplated in the Registration Statement and the Merger Agreement and such Shares being entered as fully-paid on the Register of Members of the Company, such Shares will be legally issued, fully-paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.3	The authorised share capital of the Company is US$5,000.00 divided into 500,000,000 Ordinary Shares with a nominal or par value of US$[*] each and [*] Shares of such class or classes (however designated) as the board of directors of the Company may determine in accordance with Articles 8 and 9 of the Memorandum and Articles, with a nominal or par value of US$[*] each.

4       Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.3	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

4.4	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Registration Statement.

4.5	In this opinion letter, the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the headings "Legal Matters", "Shareholders' Suits" and "Enforcement of Civil Liabilities" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of the Shares pursuant to the Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP

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